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                                                                      EXHIBIT 99
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[TELXON LOGO]
                                                                    NEWS RELEASE

                          TELXON ANNOUNCES RESTATEMENT
                 OF FISCAL 1999 AND 1998 RESULTS OF OPERATIONS
                   AND DELAY IN FILING FISCAL 2000 FORM 10-K

         CINCINNATI, OHIO, June 29, 2000 - - Telxon Corporation (Nasdaq: TLXN), a world leader in delivering quality, innovative solutions for mobile information and wireless communications systems, announced today that it will restate its results of operations for fiscal years 1999 and 1998. As a result of the restatement and a concurrent review of recent comments received from the Securities and Exchange Commission ("SEC") on the company's prior filings, the company was unable to file its fiscal 2000 Annual Report on Form 10-K due today and will avail itself of the 15-day extension allowed under SEC rules for meeting the year-end filing requirement.

         This restatement relates to an agreement made during the fourth quarter of fiscal 1998 with a Value-Added Distributor ("VAD") providing the VAD with rights to return specified goods, and rights to require the company to repurchase or pay the carrying costs of those goods. Because of this agreement, $8.1 million in fiscal 1998 fourth quarter revenues from this VAD and $4.9 million of related cost of product revenues more appropriately should have been recognized on a sell-through basis during fiscal 1999. The related income tax impacts of $1.3 million will be recorded in the 1999 and 1998 annual fiscal periods to reflect the income tax consequences of the restatement adjustments described above.

         The overall impact of these adjustments is to decrease fiscal 1998 net income by $2.0 million and decrease fiscal 1999 net loss by that same amount. Accordingly, the March 31, 1999 consolidated balance sheet, including stockholders' equity, will remain unchanged. After undertaking a detailed review, including confirmations from the company's VADs that no other such agreements exist, the company is confident that the subject VAD agreement was an isolated instance.

         The delay in the filing of the company's Form 10-K for fiscal 2000 is necessary to permit the incorporation of the financial statement adjustments discussed above


        TELXON CORPORATION/Ridgewood Corporate Center/1000 Summit Drive/
                          Cincinnati, Ohio 45150-2788
    800.800.8001/Fax 330.664.2240/E-mail: investor@telxon.com/www.telxon.com


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relating to the VAD transaction and to evaluate the effects of the recent comments issued by the SEC Division of Corporation Finance as part of its on-going review of various accounting matters in the company's prior SEC filings. The SEC comments include, but are not limited to, matters relating to the recognition of revenues from the company's indirect sales channel generally and the timing of charges which the company recorded during fiscal 1999, 1998 and 1997 for inventory obsolescence, severance and asset impairment. The company is continuing to cooperate with the SEC and believes that any potential impact resulting from restatement of these matters would not have a material impact on the financial position of the company at March 31, 2000.

         Telxon Corporation is a leading global designer and manufacturer of wireless networks for mobile computing solutions and information systems. The company integrates advanced mobile computing and wireless data communication technology with a wide array of peripherals, application-specific software and global customer services for its customers in more than 60 countries around the world. Telxon is the world leader in the installation of wireless networks supporting automotive manufacturing, airport logistics operations and in-store retail information systems. Telxon's global web site address is: www.telxon.com.

         Other than the historical financial information discussed above, this news release constitutes forward-looking statements that are inherently subject to risks and uncertainties which could cause Telxon's actual or restated results or other future events pertaining to the company to differ materially from the forward-looking statements. The important factors affecting the realization of those results or the occurrence of those events include, without limitation, the final outcome of the company's review of accounting matters with its outside auditors, the completion of the fiscal 2000 audit and Form 10-K filing within the extension period, including the finalization of the financial statements for the periods covered or affected by the restatement and accounting review reported above, as well as general and industry-specific economic conditions, competitive pressures, the level of customer demand for the company's products and rapid technological change. Reference should be made to the discussion of these and other factors affecting Telxon's business and results as included from time to time in the company's filings with the Securities and Exchange Commission.

                                      # # #

For more information:
Alex L. Csiszar
VP, Investor and Public Relations
Telxon Corporation
(330) 664-2961
(800) 800-8001
investor@telxon.com